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                                                                      EXHIBIT 5


                            Drinker Biddle & Reath
                                  Suite 300
                             1000 Westlakes Drive
                            Berwyn, PA 19312-2409



                               May 31, 1996



Nobel Education Dynamics, Inc.
Rose Tree Corporate Center II
1400 North Providence Road, Suite 3055
Media, PA 19063

      Re:     Registration Statement on Form S-3
              ----------------------------------

Gentlemen:

        In connection with the registration of 600,000 shares of common stock, par value $.001 per share (the "Shares"), of Nobel Education Dynamics, Inc.
(the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (No. 333-3793) (the "Registration Statement"), relating to the sales, if any, of the Shares by the selling stockholders named therein, we have examined such documents and records as we have considered relevant. Based upon such examination, it is our opinion that the Shares being registered are legally issued, fully paid, and nonassessable.

        We hereby consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act because we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

                                       Very truly yours,



                                       /s/ Drinker Biddle & Reath